Exhibit 15.1

Letter of Acknowledgment RE: Unaudited Financial Information

The Board of Directors
ClimaChem, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-44905) of ClimaChem, Inc. and in the related Prospectus of our report dated May 17, 2001, relating to the unaudited condensed consolidated interim financial statements of ClimaChem, Inc. that is included in its Form 10-Q for the quarter ended March 31, 2001.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                             ERNST & YOUNG LLP
                                                             /s/ Ernst & Young LLP

Oklahoma City, Oklahoma
May 17, 2001